UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HSW International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	33-1135689
(State or other jurisdiction of incorporation)	IRS Employer Identification No.
Terminus One 3280 Peachtree Road, Suite 600 Atlanta, Georgia	30305
(Address of Principal Executive Offices)	(Zip Code)

HSW International, Inc. 2010 Equity Incentive Plan
 (Full title of the plan)

Bradley T. Zimmer
Terminus One
3280 Peachtree Road, Suite 600
Atlanta, Georgia 30305
(Name and address of agent for service)

(404) 364-5823
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-

2 of the Exchange Act.

Large accelerated filer ☐                                                                                                                                                                                                     Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)                                                                                                                     Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value, under the 2010 Equity Incentive Plan	275,000	$5.73	$1,575,750	$112.35

(1)           In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this Registration Statement also covers such additional shares as may be offered hereafter to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)           Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) under the Act, based on the high and low sales prices of the Common Stock reported on the NASDAQ Global Market on August 9, 2010.

EXPLANATORY NOTE

The purpose of this Registration Statement is to register 275,000 shares of Common Stock, $0.001 par value (the “Common Stock”) issuable by HSW International, Inc. (the “ Company ”) under its 2010 Equity Incentive Plan (the “ HSW Equity Incentive Plan”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference

The Company hereby incorporates by reference in this Registration Statement the following documents:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on April 15, 2010;

(2)	The Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2009, filed with the Commission on January 22, 2010;

(3)	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 14, 2010;

(4)	Current Reports on Form 8-K filed, but not furnished, on January 7, February 8, February 16, April 5, June 21, July 7, and July 14, 2010;

(5)	The Company’s definitive proxy statement on Schedule 14A for the 2010 annual meeting of stockholders, filed with the Commission on April 30, 2010; and

(6)
    The description of Common Stock of the Company contained in Item 1 of the Company’s Registration Statement on Form 8-A, filed with the Commission on October 3, 2007 pursuant to Section 12(g) of the  Securities Exchange Act of 1934, as amended;

All documents filed, but not furnished, by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.                    Description of Securities

Not applicable.

Item 5.                    Interests of Named Experts and Counsel

Not applicable.

Item 6.                    Indemnification of Directors and Officers

Under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (and in accordance with Section 145 of the Delaware General Corporation Law), the Company will indemnify to the fullest extent permitted by the Delaware General Corporation Law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding.  These include civil, criminal, administrative, investigative or other proceedings by reason of the fact that the person is or was a director, officer or employee of the Company, or is or was serving in that capacity or as an agent at the request of the Company for another entity.

The Company’s indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the Company’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Company will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the Company in performance of his or her duty. Derivative actions are actions by the Company or in the Company’s right to procure a judgment in the Company’s favor. The Company’s agents may be similarly indemnified at the discretion of the Company’s board of directors.

Pursuant to Director and Officer Indemnification Agreements, the Company agreed, in exchange for each person’s continued service as a director or officer, as applicable, to indemnify, defend and hold harmless each director and officer to the fullest extent permitted or required by the laws of the State of Delaware against certain claims and losses related to his service to the Company.  In addition, the Company agreed to advance certain expenses relating to, arising out of or resulting from any such claim or loss.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons that control the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.                    Exemption From Registration Claimed

Not applicable.

Item 8.                    Exhibits

Exhibit No.	Description
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP *
10.35	HSW International, Inc. 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the 2010 Proxy Statement filed with the Commission on April 30, 2010)
23.1	Consent Letter of PricewaterhouseCoopers LLP *
23.2	Consent Letter of Grant Thornton, LLP *
24.1	Powers of Attorney (included in the signature pages)

  * Filed herewith.

The undersigned registrant hereby undertakes to submit the HSW International, Inc. 2010 Equity Incentive Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

Item 9.                    Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 12th day of August 2010.

HSW INTERNATIONAL, INC.

By:	/s/ Gregory M. Swayne
Name: Gregory M. Swayne
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Greg Swayne and Bradley Zimmer his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Gregory M. Swayne	Chief Executive Officer (principal executive officer) and Director	August 12, 2010
Gregory M. Swayne

/s/ Shawn G. Meredith	Chief Financial Officer (principal financial and accounting officer)	August 12, 2010
Shawn G. Meredith

/s/ Scott V. Booth	Director	August 12, 2010
Scott V. Booth

/s/ Theodore P. Botts	Director	August 12, 2010
Theodore P. Botts

/s/ Michael J. Cascone	Director	August 12, 2010
Michael J. Cascone

/s/ Arthur F. Kingsbury	Director	August 12, 2010
Arthur F. Kingsbury

Director
Kai-Shing Tao

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP *
10.35	HSW International, Inc. 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the 2010 Proxy Statement filed with the Commission on April 30, 2010).
23.1	Consent Letter of PricewaterhouseCoopers LLP *
23.2	Consent Letter of Grant Thornton, LLP *
24.1	Powers of Attorney (included in the signature pages)

* Filed herewith.